Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-196149, No. 333-40893, No. 333-80003, and No. 333-122835) of Geospace Technologies Corporation (the “Company”) of our report dated November 16, 2018, relating to the consolidated financial statements and financial statement schedule as of and for the year ended September 30, 2018, and  the effectiveness of Geospace Technologies Corporation’s internal control over financial reporting as of September 30, 2018, which appear in this Form 10-K.

/s/ RSM US LLP

Houston, Texas

November 16, 2018